Exhibit 3.1
                    ARTICLES OF INCORPORATION
                               OF
                   PHILADELPHIA MORTGAGE CORP.

     The undersigned natural person, acting as Incorporator of the corporation under the Nevada Revised Statutes, adopts the following Articles of Incorporation for such corporation.

                           ARTICLE I

     Name. The name of the corporation is "Philadelphia Mortgage Corp." (hereinafter, the "Corporation").

                           ARTICLE II

     Period of Duration. The Period of duration of the Corporation is perpetual.

                          ARTICLE III

     Purposes and Powers. The purpose for which the Corporation is organized is to engage in any and all lawful business.

                           ARTICLE IV

     Capitalization. The Corporation shall have the authority to issue 50,000,000 shares of common voting stock having a par value of one mill ($0.001). All stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of the Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.

                           ARTICLE V

     Initial Resident Agent. The initial resident agent of the Corporation shall be The Agency Services of Nevada, c/o Law Offices of Turner Law Limited and the street address and mailing address of the initial resident agent are:
245 East Liberty Street, Suite 200 Reno, NV 89501.

                           ARTICLE VI

     Directors. The Corporation shall be governed by a Board of Directors consisting of no less than three directors. The number of directors constituting the initial Board of Directors is four and the name and address of the persons who shall serve as directors until their successors are elected and qualified are, to-wit:


          Donald Sarp
          1007 Linden Drive
          Jeannette, PA 15644

          Gene Howard
          1500 Nations Bank Center
          15 West 6th Street
          Tulsa, OK 74119

          Travis Jenson
          5525 South 900 East Suite 110
          Salt Lake City, UT 84117

          James Doolin
          5525 South 900 East Suite 110
          Salt Lake City, UT 84117


                          ARTICLE VII

     Incorporator. The name and street address of the Incorporator is:

          James Doolin
          5525 South 900 East Suite 110
          Salt Lake City, UT 84117

                          ARTICLE VIII

     Control Share Acquisitions. The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

                           ARTICLE IX

     Indemnification of Directors and Executive Officers. To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities.


                                             /s/James Doolin
                                             ---------------------
                                             James Doolin